Exhibit 99.1

Quantum Announces 18% Increase in Revenue for Second Quarter of Fiscal 2020

Revenue Reaches $105.8 Million

GAAP Net Loss Narrows $19.3 Million to $(2.3) Million; Adjusted Net Income of $5.1 Million,
a Positive Swing of $10.7 Million, Adjusted Net Income Per Share Improved by $0.27 to $0.11 and Adjusted EBITDA increases to $12.7 Million

SAN JOSE, Calif.—November 5, 2019—Quantum Corporation (OTC: QMCO) today announced financial results for its second fiscal quarter ended September 30, 2019.

Highlights: Second Quarter of Fiscal 2020 vs. Prior-Year Second Quarter

•	Revenue increased 18% to $105.8 million

•	Gross margins increased 160 basis points to 41.1%

•	Research and development investments increased 19%

•	Adjusted Net Income increased by $10.7 million to $5.1 million

•	Adjusted EBITDA increased by $10.3 million to $12.7 million

“Our strategic transformation accelerated in the second quarter as we reported double-digit revenue growth, margin expansion, and excluding non-recurring items, continued reductions in operating expenses, all of which led to continued profitability,” commented Jamie Lerner, Chairman and CEO, Quantum.  "Our continued expense discipline more than offset an incremental investment in research and development, supporting recently released products and our pipeline of future offerings. We are well-positioned as a recognized industry leader in the storage and management of video and video-like data, and this accelerating trend should support future profitable growth for Quantum.”

Second Quarter of Fiscal 2020 vs. Prior-Year Quarter
Revenue was $105.8 million for the second quarter in fiscal 2020, up 18% compared to $89.9 million in the year ago quarter.
Gross profit in the second quarter of fiscal 2020 was $43.5 million or 41.1% gross margin, compared to $35.5 million, or 39.5% gross margin, in the year ago quarter. Gross margins improved year over year primarily due to cost reductions across a wide range of products and a sales mix weighted towards more profitable product lines.
Total operating expenses were $39.3 million, or 37% of revenue, in the second quarter of fiscal 2020 compared to $38.9 million, or 43% of revenue, in the year ago quarter. Selling, general and administrative expenses declined 5% to $29.2 million for the second quarter of fiscal 2020 compared to $30.8 million in the year ago quarter. Research and development expenses were $9.4 million in the second quarter of fiscal 2020, up 19% compared to $7.9 million in the year ago quarter.
Excluding non-recurring charges, stock compensation and restructuring charges, Adjusted Net Income was $5.1 million, or $0.11 per diluted share in the second quarter of fiscal 2020, compared to an Adjusted Net Loss of ($5.6) million, or $(0.16) per diluted share, in the year ago quarter.
Adjusted EBITDA increased $10.3 million to $12.7 million in the second quarter of fiscal 2020, compared to $2.4 million in the year-ago quarter.

Year-to-Date Fiscal 2020 vs. Year-to-Date Fiscal 2019
Revenue was $211.4 million and increased 7% for the first six months of fiscal 2020, compared to $197.4 million in the year-ago period.
Gross profit for the first six months of fiscal 2020 was $89.3 million, or 42.3% gross margin, compared to $81.9 million, or 41.5% gross margin, in the year ago period. Gross margins improved year over year primarily due to cost reductions across a wide range of products and a sales mix weighted towards more profitable product lines.
Total operating expenses for the first six months of fiscal 2020 were $82.4 million, or 39% of revenue, compared to $89.6 million, or 45% of revenue, in the year ago period. Selling, general and administrative expenses declined 8% to $63.6 million for the first six months of fiscal 2020 compared to $69.3 million for the year ago period. Research and development expenses were $17.7 million for the first six months of fiscal 2020, up 10% compared to $16.1 million in the year ago period.
Excluding non-recurring charges, stock compensation and restructuring charges, Adjusted Net Income was $10.5 million, or $0.24 per diluted share for the first six months of fiscal 2020, compared to an Adjusted Net Loss of ($3.3) million, or $(0.09) per diluted share, in the same period last year.
Adjusted EBITDA increased $16.2 million to $25.8 million for the first six months of fiscal 2020, compared to $9.6 million in the year ago period.

Balance Sheet and Liquidity as of September 30, 2019

•
Cash and cash equivalents of $6.0 million as of September 30, 2019, compared to $10.8 million as of March 31, 2019. These amounts exclude $5.0 million in restricted cash required under the Company’s Credit Agreements.

•
Outstanding long-term debt as of September 30, 2019 was $153.6 million net of $15.5 million in unamortized debt issuance costs and $1.7 million in current portion of long-term debt. This compares to $145.6 million of outstanding debt as of March 31, 2019, net of $17.3 million in unamortized debt issuance costs and $1.7 million in current portion of long-term debt. The increase in long term debt from March 31, 2019 was primarily due to borrowings of $7.0 million at September 30, 2019 from the revolving credit facility to meet short term working capital requirements.

•	Total interest expense for fiscal Q2 2020 was $6.3 million.
A reconciliation between GAAP and non-GAAP information is contained in the financial information below. Additional information about Adjusted EBITDA and Adjusted Net Income information appears at the end of this release.

Outlook
The third fiscal quarter that ends in December is traditionally the Company's strongest of the fiscal year and management expects revenues in the range of $106 million to $112 million. Excluding approximately $2 million of stock-based compensation charges, the Company expects resulting Adjusted Net Income to be in the range of $6 million to $8 million and related diluted Adjusted Net Income per share of $0.13 to $0.18. Adjusted EBITDA is expected to be in the range of $13 million to $15 million.
For the full fiscal year, Quantum expects total revenues in the range of $424 million to $430 million and Adjusted EBITDA to be in a range of $51 million to $55 million.

Change in Board of Directors
Quantum also announced that Eric Singer has decided to retire from the Board of Directors effective as of November 3, 2019. Mr. Singer had served as an independent director since 2017, and had served as Chairman of Quantum’s Leadership and Compensation Committee and as a member of the Corporate Governance and Nominating Committee.

“We are extremely appreciative of Eric's leadership on Quantum’s Board,” said Jamie Lerner, Quantum’s Chairman of the Board and Chief Executive Officer. “Eric, as a representative of our largest stockholder at that time, VIEX

Capital Advisors, began a campaign to replace the Board and change the management of Quantum in early 2016. He was appointed to our Board in 2017.” Lerner continued, “Simply put, we would not be in the position we are today without Eric’s steadfast commitment to and leadership in Quantum’s turnaround. He was the catalyst of change that led to a complete turnover in management and the Board, improved operating performance and the implementation of strong corporate governance practices at Quantum. We thank him for his active involvement and tireless dedication in restoring Quantum and helping position us for the future.”

Conference call
Management will host a conference call to discuss these results today, November 5, 2019 at 5 p.m. ET (2 p.m. PT).
Dial-in Numbers
844-407-9500 (U.S. Toll-Free)
862-298-0850 (International)
Audio Webcast
The conference call will be simultaneously webcasted on the investor relations section of the Company’s website at http://investors.quantum.com under the events and presentations tab. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 90 days.

Replay Numbers
877-481-4010 (U.S. Toll-Free)
919-882-2331 (International)
Replay Passcode: 55680
Replay Expiration: Tuesday, November 12, 2019

About Quantum
Quantum technology and services help customers capture, create and share digital content - and preserve and protect it for decades.  With solutions built for every stage of the data lifecycle, Quantum’s platforms provide the fastest performance for high-resolution video, images, and industrial IoT.  That’s why the world’s leading entertainment companies, sports franchises, researchers, government agencies, enterprises, and cloud providers are making the world happier, safer, and smarter on Quantum.  See how at www.quantum.com.
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Quantum and the Quantum logo are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

Forward-Looking Statements
This press release contains “forward-looking” statements. Quantum advises caution in reliance on forward-looking statements. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Quantum Corporation and its consolidated subsidiaries (“Quantum”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, Adjusted EBITDA, Adjusted Net Income, cash flows, or other financial items; any projections of the amount, timing or impact of cost savings or restructuring charges and any resulting cost savings, revenue or profitability improvements; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the need to address the many challenges facing Quantum’s businesses; the competitive pressures faced by Quantum’s businesses; risks associated with executing Quantum’s strategy; the distribution of Quantum’s products and the delivery of Quantum’s services effectively; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; estimates and assumptions related to the cost (including any possible disruption of Quantum’s business) and the anticipated benefits of the transformation and restructuring plans; the outcome of any claims and disputes; and other risks that are described herein, including but not limited to the items discussed in “Risk Factors” in Quantum’s filings with the Securities and Exchange Commission, including its Form 10-K filed with the Securities and Exchange Committee on August 6, 2019. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Public Relations Contact: Bob Wientzen Quantum Corporation 720-201-8125 bob.wientzen@quantum.com	Investor Contact: Rob Fink FNK IR 646-809-4048 rob@fnkir.com

QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts, unaudited)

	September 30, 2019	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$6,000	$10,790
Restricted cash	936	1,065
Accounts receivable, net of allowance for doubtful accounts of $275 and $68 as of September 30, 2019 and March 31, 2019, respectively	71,390	86,828
Manufacturing inventories	22,032	18,440
Service parts inventories	18,845	19,070
Other current assets	9,840	18,095
Total current assets	129,043	154,288
Property and equipment, net	8,606	8,437
Restricted cash	5,000	5,000
Right-of-use assets, net	11,933	—
Other long-term assets	3,678	5,146
Total assets	158,260	172,871
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	39,354	37,395
Deferred revenue	76,578	90,407
Accrued restructuring charges	299	2,876
Long-term debt	1,650	1,650
Accrued compensation	15,006	17,117
Other accrued liabilities	18,821	29,025
Total current liabilities	151,708	178,470
Deferred revenue	34,981	36,733
Long-term debt, net of current portion	153,600	145,621
Operating lease liabilities	9,848	—
Other long-term liabilities	11,233	11,827
Total liabilities	361,370	372,651
Commitments and contingencies (Note 6)
Stockholders' deficit
Common stock, $0.01 par value; 1,000,000 shares authorized; 36,717, and 36,040 shares issued and outstanding at September 30, 2019 and March 31, 2019, respectively	368	360
Additional paid-in capital	502,398	499,224
Accumulated deficit	(704,076)	(697,954)
Accumulated other comprehensive loss	(1,800)	(1,410)
Total stockholders’ deficit	(203,110)	(199,780)
Total liabilities and stockholders’ deficit	$158,260	$172,871

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenue:
Product	$68,130	$51,622	$133,926	$118,491
Service	32,401	33,352	65,781	66,916
Royalty	5,258	4,938	11,712	12,017
Total revenue	105,789	89,912	211,419	197,424
Cost of revenue:
Product	49,467	41,319	96,666	86,756
Service	12,799	13,066	25,404	28,802
Total cost of revenue	62,266	54,385	122,070	115,558
Gross profit	43,523	35,527	89,349	81,866
Operating expenses:
Research and development	9,350	7,862	17,733	16,123
Sales and marketing	14,824	16,682	30,680	35,807
General and administrative	14,329	14,072	32,905	33,461
Restructuring charges	821	294	1,084	4,201
Total operating expenses	39,324	38,910	82,402	89,592
Income (loss) from operations	4,199	(3,383)	6,947	(7,726)
Other income (expense), net	76	(196)	165	24
Interest expense	(6,347)	(4,636)	(12,653)	(8,571)
Loss on debt extinguishment, net	—	(12,425)	—	(12,425)
Net loss before income taxes	(2,072)	(20,640)	(5,541)	(28,698)
Income tax provision	243	977	581	402
Net loss	$(2,315)	$(21,617)	$(6,122)	$(29,100)

Loss per share - basic and diluted	$(0.06)	$(0.61)	$(0.17)	$(0.82)
Weighted average shares - basic and diluted	36,297	35,502	36,172	$35,473

Net loss	$(2,315)	$(21,617)	$(6,122)	$(29,100)
Foreign currency translation adjustments, net	(474)	(86)	(390)	(969)
Total comprehensive loss	$(2,789)	$(21,703)	$(6,512)	$(30,069)

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Six Months Ended September 30,
	2019	2018
Operating activities
Net loss	$(6,122)	$(29,100)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	2,034	2,181
Amortization of debt issuance costs	2,008	842
Provision for product and service inventories	3,442	5,859
Stock based compensation	3,352	1,718
Non-cash loss on debt extinguishment	—	12,425
Bad debt expense	199	(383)
Deferred income taxes	—	—
Unrealized foreign exchange (gain) loss	(99)	(286)
Changes in assets and liabilities:
Accounts receivable	15,239	19,434
Manufacturing inventories	(5,799)	11,677
Service parts inventories	(1,180)	(1,122)
Accounts payable	1,478	(17,520)
Accrued restructuring charges	(2,576)	(1,382)
Accrued compensation	(2,111)	(4,415)
Deferred revenue	(15,582)	(11,426)
Other assets and liabilities	(3,939)	14,209
Net cash provided by (used in) operating activities	(9,656)	2,711
Investing activities
Purchases of property and equipment	(1,315)	(1,331)
Net cash used in investing activities	(1,315)	(1,331)
Financing activities
Borrowings of long-term debt and credit facility	172,119	164,968
Repayments of long-term debt and credit facility	(165,968)	(171,584)
Payment of taxes due upon vesting of restricted stock	(171)	(6)
Proceeds from issuance of common stock	—	—
Net cash provided by (used in) financing activities	5,980	(6,622)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	72	(137)
Net change in cash, cash equivalents and restricted cash	(4,919)	(5,379)
Cash, cash equivalents, and restricted cash at beginning of period	16,855	17,207
Cash and cash equivalents at end of period	$11,936	$11,828
Supplemental disclosure of cash flow information
Cash paid for interest	$10,567	$9,938
Cash paid for income taxes, net of refunds	$(51)	$(45)
Non-cash transactions
Purchases of property and equipment included in accounts payable	$249	$104
Transfer of inventory to property and equipment	$169	$176
Payment of litigation settlements with insurance proceeds	$8,950	$—
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the statement of cash flows:

Cash and cash equivalents	$6,000	$5,704
Restricted cash, current	936	6,124
Restricted cash, long-term	5,000	—
Total cash, cash equivalents and restricted cash at the end of period	$11,936	$11,828

NON- U.S. GAAP FINANCIAL MEASURES
To provide investors with additional information regarding our financial results, we have presented Adjusted EBITDA and Adjusted Net Income (Loss), non-U.S. GAAP financial measures defined below.
Adjusted EBITDA is a non-U.S. GAAP financial measure defined by us as net loss before interest expense, net, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, cost related to the financial restatement and related activities described in the Explanatory Paragraph and Footnote 2 - “Restatement” in our most recently filed Annual Report on Form 10-K and other non-recurring expenses.
Adjusted Net Income (Loss) is a non-U.S. GAAP financial measure defined by us as net loss before, restructuring charges, cost related to the financial restatement and related activities described in the Explanatory Paragraph and Footnote 2 - “Restatement” in our most recently filed Annual Report on Form 10-K and other non-recurring expenses. The Company calculates Adjusted Net Income (Loss) per Basic and Diluted share using the Company’s above-referenced definition of Adjusted Net Income (Loss).
The Company considers non-recurring expenses to be expenses that have not been incurred within the prior two years and are not expected to recur within the next two years. Such expenses include certain strategic and financial restructuring expenses.
We have provided below a reconciliation of Adjusted EBITDA and Adjusted Net Income (Loss) to net loss, the most directly comparable U.S. GAAP financial measure. We have presented Adjusted EBITDA because it is a key measure used by our management and the board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business performance. The Company believes Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Basic and Diluted Share serve as appropriate measures to be used in evaluating the performance of its business and help its investors better compare the Company’s operating performance over multiple periods. Accordingly, we believe that Adjusted EBITDA and Adjusted Net Income (Loss) provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and our board of directors.
Our use of Adjusted EBITDA and Adjusted Net Income (Loss) have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these limitations are as follows:

•
although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted EBITDA does not reflect: (1) interest and tax payments that may represent a reduction in cash available to us; (2) capital expenditures, future requirements for capital expenditures or contractual commitments; (3) changes in, or cash requirements for, working capital needs; (4) the potentially dilutive impact of stock-based compensation; (5) potential ongoing costs related to the financial restatement and related activities; or (6) potential future strategic and financial restructuring expenses;

•
Adjusted Net Income (Loss) does not reflect: (1) potential future restructuring activities; (2) potential (3) potential ongoing costs related to the financial restatement and related activities; or (4) potential future strategic and financial restructuring expenses; and

•
other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA and Adjusted Net Income (Loss) along with other U.S. GAAP-based financial performance measures, including various cash flow metrics, loss, and our U.S. GAAP financial results. The following is a reconciliation of Adjusted EBITDA and Adjusted Net Income

(Loss) to net loss, the most directly comparable financial measure calculated in accordance with U.S. GAAP, for each of the periods indicated:
RECONCILATION OF U.S. GAAP TO NON-GAAP

Adjusted EBITDA (in thousands)	Three Months Ended		Six Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
U.S. GAAP net loss	$(2,315)	$(21,617)	$(6,122)	$(29,100)
Interest expense, net	6,347	4,636	12,653	8,571
Provision for income taxes	243	977	581	402
Depreciation and amortization expense	1,013	1,051	2,034	2,181
Stock-based compensation expense	2,365	1,291	3,352	1,718
Restructuring charges	821	294	1,084	4,201
Loss on debt extinguishment	—	12,425	—	12,425
Cost related to financial restatement and related activities	4,188	3,324	12,179	8,445
Other non-recurring expenses	—	—	—	749
Adjusted EBITDA	$12,662	$2,381	$25,761	$9,592

Adjusted Net Income (Loss) (in thousands)	Three Months Ended		Six Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
U.S. GAAP net loss	$(2,315)	$(21,617)	$(6,122)	$(29,100)
Restructuring charges	821	294	1,084	4,201
Loss on debt extinguishment	—	12,425	—	12,425
Stock-based compensation	2,365	—	3,352	—
Cost related to financial restatement and related activities	4,188	3,324	12,179	8,445
Other non-recurring expenses	—	—	—	749
Adjusted Net Income (Loss)	$5,059	$(5,574)	$10,493	$(3,280)

Adjusted Net Income (Loss) per share:
Basic	$0.14	$(0.16)	$0.29	$(0.09)
Diluted	$0.11	$(0.16)	$0.24	$(0.09)
Weighted average shares outstanding:
Basic	36,297	35,502	36,172	35,473
Diluted	44,923	35,502	43,032	35,473